SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G/A*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                Worldtex, Inc.
                               (Name of Issuer)

                                Common Stock
                        (Title of Class of Securities)

                                  981907108
                                (CUSIP Number)

                              December 31, 1998
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Page 1 of 17 Pages

CUSIP No. 981907108                 13G/A

________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 EGS Associates, L.P.
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ___________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 540,275
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ___________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 540,275
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 540,275
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                3.8%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 17 Pages

CUSIP No. 981907108               13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              EGS Partners, L.L.C.
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,685,825
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,698,035
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,698,035
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                11.8%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 3 of 17 Pages

CUSIP No. 981907108               13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                  Bev Partners, L.P.
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 213,139
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 213,139
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 213,139
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.5%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 17 Pages

CUSIP No. 981907108            13G/A

________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                     Jonas Partners, L.P.
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 21,500
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 21,500
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 21,500
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.1%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 5 of 17 Pages

CUSIP No. 981907108            13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 William Ehrman
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,474,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,474,949
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                   [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 6 of 17 Pages

CUSIP No. 981907108              13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Frederic Greenberg
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,472,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,472,949
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 7 of 17 Pages

CUSIP No. 981907108              13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Frederick Ketcher
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                10,800
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                10,800
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,472,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,483,749
______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.4%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 17 Pages

CUSIP No. 981907108              13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 Jonas Gerstl
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,472,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,472,949
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 9 of 17 Pages

CUSIP No. 981907108              13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 James McLaren
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [ ]
                                                               (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,472,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,472,949
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 17 Pages

CUSIP No. 981907108              13G/A

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                 William D. Lautman
________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  [ ]
                                                                (b)  [X]
________________________________________________________________________
     (3)    SEC USE ONLY
________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,462,739
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,472,949
________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,472,949
________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                17.3%
________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_______________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 17 Pages

CUSIP No. 981907108              13G/A

Item 1(a).     Name of Issuer:

     The name of the issuer is Worldtex, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at:
212 Twelfth Avenue NE, Hickory, North Carolina 28601


Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), with respect to Shares beneficially owned by it;
          (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock beneficially owned by EGS Overseas Fund Limited, a British Virgin Islands corporation ("EGS Overseas"), as well as shares of Common Stock held in other discretionary accounts managed by EGS Partners;
          (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"), with respect to Shares beneficially owned by it;
          (iv) Jonas Partners, L.P., a New York limited partnership ("Jonas Partners"), with respect to Shares beneficially owned by it;
          (v) William Ehrman, with respect to Shares beneficially owned by members of his immediate family (his wife), EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
          (vi) Frederic Greenberg, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
          (vii) Frederick Ketcher, with respect to Shares beneficially owned by him, EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
          (viii) Jonas Gerstl, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners;
          (ix) James McLaren, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners; and
          (x) William Lautman, with respect to Shares beneficially owned by EGS Associates, EGS Partners, Bev Partners, and Jonas Partners.

     The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

     The members of EGS Partners and the general partners of EGS Associates, Bev Partners, and Jonas Partners are William Ehrman, Frederic Greenberg, Frederick Ketcher, Jonas Gerstl, James McLaren and William Lautman (collectively, the "General Partners").


                              Page 12 of 17 Pages

CUSIP No. 981907108              13G/A

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business and principal office of (i) EGS Associates, EGS Partners, Bev Partners, Jonas Partners and each of the General Partners is 350 Park Avenue, 11th Floor, New York, New York 10022 and (ii) EGS Overseas is c/o CITCO Fund Services (Curacao) N.V., Kaya Flamboyan 9, Curacao, Netherlands Antilles.

Item 2(c).     Citizenship:

     Each of the individuals referred to in paragraph (a) above is a United States citizen. EGS Associates and BEV Partners are Delaware limited partnerships. Jonas Partners is a New York limited partnership. EGS Partners is a Delaware limited liability company. EGS Overseas is a British Virgin Islands corporation.

Item 2(d).     Title of Class of Securities:

     Common Stock

Item 2(e).  CUSIP Number:

     981907108


Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,


                              Page 13 of 17 Pages

CUSIP No. 981907108              13G/A

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to 13d-1(c), check this box: [x]


Item 4.   Ownership.

As of the close of business on December 31, 1998:

          A. EGS Associates, L.P.
            (a) Amount beneficially owned: 540,275
            (b) Percent of class: 3.8% The percentages used herein and in the rest of Item 4 are calculated based upon the 14,428,671 Shares issued and outstanding as of September 30, 1998 as reported in the Company's quarterly 10-Q for the period ended September 30, 1998.
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 540,275
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 540,275

          B. EGS Partners, L.L.C.
            (a) Amount beneficially owned: 1,698,035
            (b) Percent of class: 11.8%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,685,825
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,698,035

          C. Bev Partners, L.P.
            (a) Amount beneficially owned: 213,139
            (b) Percent of class: 1.5%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 213,139
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 213,139

          D. Jonas Partners, L.P.
            (a) Amount beneficially owned: 21,500
            (b) Percent of class: 0.1%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 21,500
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 21,500

                              Page 14 of 17 Pages

CUSIP No. 981907108              13G/A

      E. William Ehrman
            (a) Amount beneficially owned: 2,474,949
            (b) Percent of class: 17.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,462,739
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 2,474,949

      F. Frederic Greenberg
            (a) Amount beneficially owned: 2,472,949
            (b) Percent of class: 17.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,472,749
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,472,949

      G. Frederick Ketcher
            (a) Amount beneficially owned: 2,483,749
            (b) Percent of class: 17.4%
            (c)(i) Sole power to vote or direct the vote: 10,800
              (ii) Shared power to vote or direct the vote: 2,462,739
             (iii) Sole power to dispose or direct the disposition: 10,800
            (iv) Shared power to dispose or direct the disposition: 2,472,949

      H. Jonas Gerstl
            (a) Amount beneficially owned: 2,472,949
            (b) Percent of class: 17.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,462,739
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,472,949

      I. James McLaren
            (a) Amount beneficially owned: 2,472,949
            (b) Percent of class: 17.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,462,739
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,472,949

      J. William Lautman
            (a) Amount beneficially owned: 2,472,949
            (b) Percent of class: 17.3%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 2,462,739
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 2,472,949

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.





                              Page 15 of 17 Pages

CUSIP No. 981907108                 13G/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Each of EGS Associates, EGS Partners (with respect to shares held by EGS Overseas and other discretionary accounts), Bev Partners, and Jonas Partners has the power to vote and to dispose of the Shares beneficially owned by it, which power may be exercised by the General Partners. Over one such discretionary account, however, EGS Partners does not have voting authority. Each of EGS Overseas and the discretionary accounts is a party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.

     No person other than each respective record owner of Common Stock referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such Common Stock.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 16 of 17 Pages

CUSIP No. 981907108                 13G/A

                              SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 12, 1999

                            /s/ William Ehrman
                            --------------------------------
                            William Ehrman, individually and as general
                            partner of each of EGS ASSOCIATES, L.P., BEV
                            PARTNERS, L.P., JONAS PARTNERS, L.P., and as
                            member of EGS PARTNERS, L.L.C.

                            /s/ Frederic Greenberg
                            --------------------------------
                            Frederic Greenberg, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

                            /s/ Frederick Ketcher
                            --------------------------------
                            Frederick Ketcher, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

                            /s/ Jonas Gerstl
                            --------------------------------
                            Jonas Gerstl, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

                            /s/ James McLaren
                            --------------------------------
                            James McLaren, individually and as general partner of each of EGS ASSOCIATES, L.P., BEV PARTNERS, L.P., JONAS PARTNERS, L.P., and as member of EGS PARTNERS, L.L.C.

                            /s/ William Lautman
                            --------------------------------
                            William Lautman, individually and as general
                            partner of each of EGS ASSOCIATES, L.P., BEV
                            PARTNERS, L.P., JONAS PARTNERS, L.P., and as
                            member of EGS PARTNERS, L.L.C.


                              Page 17 of 17 Pages